Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-270671, 333-239751 and 333-228910) and Form S-8 (Nos. 333-267984, 333-257245, 333-239727, 333-231013, 333-225475, 333-215141, 333-188111, 333-143238, 333-277944 and 333-280669) of Vaxart, Inc. of our report dated March 20, 2025, which includes an explanatory paragraph regarding Vaxart, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Vaxart, Inc. as of and for the years ended December 31, 2024 and 2023 which appears in this Form 10‑K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 20, 2025